As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLAREDGE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5338862 (I.R.S. Employer Identification No.)

1 HaMada Street

Herziliya Pituach 4673335, Israel
(Address of Principal Executive Offices, Zip Code)

SolarEdge Technologies, Inc. 2015 Global Incentive Plan
SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan
SolarEdge Technologies, Inc. 2007 Global Incentive Plan

(Full title of the plans)

Guy Sella

Chief Executive Officer and Chairman of the Board

SolarEdge Technologies, Inc.

47505 Seabridge Drive

Fremont, CA 94538

 (Name and address of agent for service)

(877) 360-5292

(Telephone number, including area code, of agent for service)

Copies to:

Rachel Prishkolnik	Stephen W. Fackler
Vice President, General	Gibson, Dunn & Crutcher, LLP
Counsel & Corporate Secretary	200 Park Avenue
SolarEdge Technologies, Inc.	New York, NY 10166
1 HaMada Street
Herziliya Pituach 4673335, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share
To be issued pursuant to future awards under the SolarEdge Technologies, Inc. 2015 Global Incentive Plan	8,000,000	$20.94	(3)	$167,520,000.00	(3)	$19,465.82
To be issued pursuant to outstanding options under the SolarEdge Technologies, Inc. 2007 Global Incentive Plan	6,201,291	$3.13	(4)	$19,410,040.83	(4)	$2,255.45
To be issued pursuant to future awards under the SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan	1,500,000	$17.80	(5)	$26,700,000.00	(5)	$3,102.54

(1)               In addition to the number of shares of the common stock, par value $0.0001 per share (the “Common Stock”) of SolarEdge Technologies, Inc. (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock, that may be granted pursuant to one of the compensatory stock plans listed above.

(2)               Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Market on March 27, 2015.

(4)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted-average exercise price per option currently outstanding.

(5)               Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon a 15% discount from the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Market on March 27, 2015, such discount representing the maximum permissible discount offered pursuant to such plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by SolarEdge Technologies, Inc. (the “Registrant”), relating to 8,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible persons under the SolarEdge, Inc. 2015 Global Incentive Plan (the “2015 Plan”), 1,500,000 shares of Common Stock issuable to eligible persons under the SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and 6,201,291 shares of Common Stock issuable pursuant to outstanding options under the SolarEdge Technologies, Inc. 2007 Global Incentive Plan (the “2007 Plan” and, together with the 2015 Plan and the ESPP, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.              The prospectus dated March 25, 2015, filed by the Registrant with the Commission pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), filed on March 26, 2015, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-202159), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

2.              The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 24, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock will be passed on for the Company by Rachel Prishkolnik, Vice President, General Counsel and Corporate Secretary of the Company, who has received awards under the 2007 Plan and is eligible to receive awards under the ESPP and 2015 Plan.

Item 6.                                                         Indemnification of Directors and Officers.

Registrant is a Delaware corporation.  Section 145(a) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Registrant’s Amended and Restated Bylaws provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its executive officers and directors.

Registrant’s Amended and Restated Certificate of Incorporation relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i)

for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws also expressly authorize the Registrant to carry directors’ and officers’ insurance providing indemnification to its directors and officers for some liabilities. The Registrant maintains directors’ and officers’ liability insurance.

In addition to the indemnification provided by the Registrant’s Amended and Restated Bylaws, the Registrant has entered into agreements to indemnify its directors and executive officers.  These agreements, among other things, require the Registrant to indemnify these directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which such person is a party, or is threatened to be made a party, by reason of the fact such person is or was a director, officer, employee, agent, or fiduciary of the Registrant or any of its subsidiaries, by reason of any action or inaction by such person while serving as an officer, director, agent, or fiduciary, or by reason of the fact that such person was serving at the Registrant’s request as a director, officer, employee, agent, or fiduciary of another entity.  Registrant may, in its discretion, similarly indemnify its employees and agents.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.                                                         Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herziliya Pituach, Country of Israel, on April 2, 2015.

SolarEdge Technologies, Inc.

By:	/s/ Guy Sella
Name:	Guy Sella
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guy Sella, Ronen Faier and Rachel Prishkolnik, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Guy Sella	Chief Executive Officer and	April 2, 2015
Guy Sella	Chairman (Principal Executive Officer)

/s/ Ronen Faier	Chief Financial Officer	April 2, 2015
Ronen Faier	(Principal Financial and Accounting Officer)

/s/ Dan Avida	Director	April 2, 2015
Dan Avida

/s/ Yoni Cheifetz	Director	April 2, 2015
Yoni Cheifetz

/s/ Marcel Gani	Director	April 2, 2015
Marcel Gani

/s/ Doron Inbar	Director	April 2, 2015
Doron Inbar

/s/ Avery More	Director	April 2, 2015
Avery More

/s/ Tal Payne	Director	April 2, 2015
Tal Payne

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*	Amended and Restated Certificate of Incorporation of the Registrant.

4.2*	Amended and Restated Bylaws of the Registrant.

5.1*	Opinion of Rachel Prishkolnik.

23.1*	Consent of Rachel Prishkolnik (included in Exhibit 5.1).

23.2*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

24.1*	Power of Attorney (included on signature page hereto).

99.1*	SolarEdge Technologies, Inc. 2015 Global Incentive Plan.

99.2*	SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan.

99.3*	SolarEdge Technologies, Inc. 2007 Global Incentive Plan.

*Filed herewith.